Exhibit 99.1

November 6, 2025

CTS Corporation Announces Appointment of Kimberly Banks MacKay

to its Board of Directors

Lisle, Ill. - CTS Corporation (NYSE: CTS), a leading global designer and manufacturer of custom engineered solutions that “Sense, Connect and Move,” today announced that Kimberly Banks MacKay has been appointed to its Board of Directors, effective November 5, 2025, and that she will serve as a member of the Nominating, Governance and Sustainability Committee, as well as the Technology and Transactions Committee.

Ms. MacKay comes to CTS with over 30 years of experience driving results in multi-national companies serving key end markets. Ms. MacKay currently serves as SVP, General Counsel and Corporate Secretary of West Pharmaceutical Services, Inc. Ms. MacKay is also a member of the Board of the Community Foundation of New Jersey, and the Compliance, Audit and Risk Committee for BAYADA Home Health Care.

"CTS is pleased to welcome Kimberly MacKay to the CTS Board. Her extensive experience in healthcare and background leading global businesses make her a valuable addition to our already highly experienced, diverse group of directors, as CTS continues to focus on growth, end-market diversification, and products that sense, connect and move," said Kieran O’Sullivan, Chairman, President and CEO of CTS.

About CTS

CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, and transportation markets. For more information, visit www.ctscorp.com.

Contact

Mark Pacioni

Vice President, Chief Legal and Administrative Officer

and Secretary

CTS Corporation

4925 Indiana Avenue

Lisle, IL 60532

USA

Telephone: +1 (630) 577-8800

Email: mark.pacioni@ctscorp.com